UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Aptiv PLC

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To our Shareholders:

I am pleased to invite you to Aptiv PLC’s Annual General Meeting of Shareholders to be held on Thursday, April 25, 2019, at 9:00 a.m. local time, at the Company’s offices in Dublin, Ireland.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business that will be conducted at the Annual Meeting. You can find financial and other information about Aptiv in the accompanying Form 10-K for the fiscal year ended December 31, 2018. These materials are also available on our website, aptiv.com.

Your vote is very important to us. I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 25, 2019.

Sincerely,

Kevin P. Clark

President and Chief Executive Officer

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Thursday, April 25, 2019 9:00 a.m. local time	Aptiv PLC Offices 5 Hanover Quay Grand Canal Dock Dublin 2, Ireland	Record Date The close of business February 28, 2019

Purpose of Meeting

Presenting the Company’s accounts for the fiscal year ended December 31, 2018, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 12 will be proposed as ordinary resolutions, and Resolution 13 will be proposed as an advisory, non-binding resolution:

•	Ordinary Resolutions

Election of Directors

1)	THAT Kevin P. Clark be re-elected as a director of the Company.
2)	THAT Nancy E. Cooper be re-elected as a director of the Company.
3)	THAT Frank J. Dellaquila be re-elected as a director of the Company.
4)	THAT Nicholas M. Donofrio be re-elected as a director of the Company.
5)	THAT Mark P. Frissora be re-elected as a director of the Company.
6)	THAT Rajiv L. Gupta be re-elected as a director of the Company.
7)	THAT Sean O. Mahoney be re-elected as a director of the Company.
8)	THAT Robert K. Ortberg be elected as a director of the Company.
9)	THAT Colin J. Parris be re-elected as a director of the Company.
10)	THAT Ana G. Pinczuk be re-elected as a director of the Company.
11)	THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

12)

THAT Ernst & Young LLP be re-appointed as the auditors of the Company from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2020, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2019 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

•	Advisory, Non-Binding Resolution

Executive Compensation

13)

THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

•	Record Date

  You are entitled to vote only if you were a shareholder of Aptiv PLC at the close of business on February 28, 2019. Holders of ordinary shares of Aptiv   are entitled to one vote for each share held of record on the record date.

•	Attendance at the Annual Meeting

  We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when   you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders (continued)

•	Where to Find More Information about the Resolutions and Proxies

  Additional information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other   proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability of Proxy Materials that accompanies this   Notice of Annual Meeting of Shareholders.

  You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of   the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

  BY ORDER OF THE BOARD OF DIRECTORS

  David M. Sherbin

  Senior Vice President,

  General Counsel, Chief

  Compliance Officer and

  Secretary

  PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN APTIV SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE   ANNUAL MEETING

  Record shareholder:    If your shares are registered directly in your name, please bring proof of such ownership.

  Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee,   please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy   issued in your name if you intend to vote in person at the Annual Meeting.

  This Notice of Annual Meeting of Shareholders and the Proxy Statement are being distributed or made available on or about March 11, 2019.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Table of Contents (continued)

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2019 Proxy Statement — Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 25, 2019

Time: 9:00 a.m. local time

Location: The Company’s offices, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland

Record Date: February 28, 2019

GENERAL INFORMATION

Stock Symbol: APTV

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date): 257,899,322 shares

Registrar & Transfer Agent: Computershare Investor Services

Corporate Website: aptiv.com

Investor Relations Website: ir.aptiv.com

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation
Election of Directors	FOR EACH NOMINEE
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR

  CORPORATE GOVERNANCE

Director Nominees: 11

Independence: 10 Independent Directors, 1 Management Director

Director Term: One year

Board Meetings in 2018: 8

Standing Board Committee Meetings in 2018:

Audit (5), Compensation and Human Resources (5), Finance (6), Innovation and Technology (5), Nominating and Governance (5)

NAMED EXECUTIVE OFFICERS

•	Kevin P. Clark
•	Joseph R. Massaro
•	Majdi B. Abulaban
•	David Paja
•	David M. Sherbin

   COMPENSATION GOVERNANCE BEST PRACTICES

✓	Stock Ownership Guidelines
✓	Clawback Policy
✓	Restrictive Covenants for Executives
✓	No Excise Tax Gross-Ups
✓	No Hedging/No Pledging

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Election of Directors

(Resolutions 1 to 11)

All of our current directors, other than Thomas W. Sidlik, who is retiring as of the Annual Meeting, are nominated for one-year terms to serve until the 2020 annual meeting, or until such director’s earlier resignation, retirement or other termination of service. The Board extends its appreciation to Mr. Sidlik for his years of service, his many contributions and his thoughtful insight and advice.

The Board has nominated Mr. Ortberg for election as a director. Mr. Ortberg joined the Board on September 13, 2018. In recruiting Mr. Ortberg, the Nominating and Governance Committee retained a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. The Nominating and Governance Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Each of Messrs. Donofrio, Frissora, Gupta, Mahoney and Zimmerman was a member of the Board prior to the Company’s initial public offering in 2011, and information included in this Proxy Statement as to each member’s tenure on our Board reflects that service.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each director nominee’s biography below is an assessment of each nominee’s specific qualifications, attributes, skills and experience. Committee memberships listed below are as of the date of this Proxy Statement.

Kevin P. Clark

In March 2015, Mr. Clark became Aptiv’s President and Chief Executive Officer. In 2014, Mr. Clark was appointed Chief Operating Officer responsible for Aptiv’s business divisions, as well as the Global Supply Management function. Mr. Clark joined Aptiv in 2010 as Chief Financial Officer, responsible for all financial activities including strategic planning, corporate development, financial planning and analysis, treasury, accounting, and tax. Before coming to Aptiv, he was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. Mr. Clark served as Chief Financial Officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market, from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. He also held a number of senior management positions at Fisher-Scientific. Mr. Clark began his career in the financial organization of Chrysler Corporation. He has both a bachelor’s degree in financial administration and a master’s degree in finance from Michigan State University.

Director since: March 2015

Committee Membership: None

Qualifications: Mr. Clark is a proven leader with demonstrated success in creating and implementing Aptiv’s business strategy. As our CEO and former CFO, Mr. Clark provides the Board significant strategic, financial and industry expertise.

Other Directorships: None

Age: 56

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Election of Directors (continued)

Nancy E. Cooper

Ms. Cooper is the former Executive Vice President and Chief Financial Officer of CA Technologies, Inc. (“CA”), an IT management software provider, a position she held from August 2006 until she retired in May 2011. Prior to joining CA, Ms. Cooper served as the Chief Financial Officer of IMS Health, Inc. from 2001 to 2006 and, prior to that, as Chief Financial Officer for Reciprocal, Inc. from 2000 to 2001. Ms. Cooper began her career at IBM Corporation in 1976 where she held positions of increasing responsibilities over a 22-year period that focused on technology strategy and financial management. Ms. Cooper received a bachelor of arts degree in both economics and political science from Bucknell University and a master’s degree in business administration from the Harvard Graduate School of Business.

Director since: February 2018

Committee Membership: Audit Committee and Innovation and Technology Committee

Qualifications: Ms. Cooper brings to the Board significant experience leading a global public finance organization, and contributes financial, risk management, technology and strategy expertise.

Other Directorships: Brunswick Corporation, Guardian Life Insurance Company of America, The Mosaic Company and Teradata Corporation (2009-2017)

Age: 65

Frank J. Dellaquila

Mr. Dellaquila is the Senior Executive Vice President and Chief Financial Officer of Emerson Electric Co., a global technology and engineering company. He was appointed Senior Vice President and Chief Financial Officer in 2010 and promoted to Executive Vice President in 2012 and to Senior Executive Vice President in 2016. Prior to that time, he held other executive positions at Emerson, which he joined in 1991. Mr. Dellaquila received a bachelor’s degree in accounting from Fordham University and a master’s degree in business administration from Columbia University.

Director since: December 2017

Committee Membership: Audit Committee and Finance Committee

Qualifications: As a seasoned financial executive, with extensive global public company experience, Mr. Dellaquila provides the Board significant enterprise risk management and financial expertise.

Other Directorships: None

Age: 62

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Election of Directors (continued)

Nicholas M. Donofrio

Mr. Donofrio retired as Executive Vice President, Innovation & Technology at IBM in 2008. He began his career at IBM in 1964, and worked there for more than 40 years in various positions of increasing responsibility, including Division Director; President for Advanced Workstations Division; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a bachelor of science degree from Rensselaer Polytechnic Institute and holds a master’s degree from Syracuse University.

Director since: December 2009

Committee Membership: Finance Committee and Innovation and Technology Committee (Chair)

Qualifications: Mr. Donofrio brings to the Board executive management skills and significant technological expertise, providing us with valuable insight regarding technology and innovation strategies.

Other Directorships: Advanced Micro Devices, Inc. (2009-2018) and Bank of New York Mellon Corporation (1999-2017)

Age: 73

Mark P. Frissora

Mr. Frissora is the President and Chief Executive Officer of Caesars Entertainment Corporation, a casino entertainment company, a position he has held since July 2015. He joined Caesars in February 2015 as CEO Designate and a member of the board of directors. He previously served as the Chairman and CEO of Hertz Global Holdings, Inc. from 2006 to 2014. Prior to joining Hertz, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000 to 2006. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked at General Electric Co. for ten years in brand management, marketing and sales. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed advanced studies at both Babson College and the Thunderbird International School of Management.

Director since: December 2009

Committee Membership: Compensation and Human Resources Committee (Chair) and Nominating and Governance Committee

Qualifications: Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the CEO of a global public company, Mr. Frissora also contributes talent development and strategic and financial management skills.

Other Directorships: Caesars Entertainment Corporation, Walgreens Boots Alliance, Inc. (2009-2015) and Hertz Global Holdings, Inc. (2006-2014)

Age: 63

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Election of Directors (continued)

Rajiv L. Gupta

Mr. Gupta is former Chairman and CEO of Rohm and Haas Company, a worldwide producer of specialty materials, a position he held from 1999 to 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a bachelor of science degree in Mechanical Engineering from the Indian Institute of Technology, a master of science degree in Operations Research from Cornell University and a master’s degree in business administration with a concentration in Finance from Drexel University.

Director since: November 2009

Committee Membership: Compensation and Human Resources Committee and Nominating and Governance Committee (Chair)

Qualifications: Mr. Gupta’s professional experience, including as Chairman and CEO of a global public company and many other board assignments, enable him to contribute his expertise in corporate leadership, public company governance, strategic analysis, operations and executive compensation matters.

Other Directorships: Arconic Inc., HP Inc. (formerly Hewlett Packard) (2009-2017), The Vanguard Group, Inc. (2001-2017) and Tyco International plc (2005-2016)

Age: 73

Sean O. Mahoney

Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar.

Director since: November 2009

Committee Membership: Finance Committee and Nominating and Governance Committee

Qualifications: Through his experience in investment banking and finance, and his investment acumen, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Other Directorships: Arconic Inc., Post-bankruptcy Board of Lehman Brothers Holdings Inc., Alcoa Inc. (2016), Cooper-Standard Holdings, Inc. (2015-2018) and Formula One Holdings (2014-2017)

Age: 56

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Election of Directors (continued)

Robert K. Ortberg

Robert K. (Kelly) Ortberg is the Chief Executive Officer of Collins Aerospace, a United Technologies company, a global leader in aviation and high-integrity solutions. Prior to his current position, he was the Chief Executive Officer of Rockwell Collins from August 2013 to December 2018 and served as President from September 2012 to December 2018. He served as Rockwell Collins’ Executive Vice President, Chief Operating Officer, Government Systems from February 2010 to September 2012 and as Executive Vice President, Chief Operating Officer, Commercial Systems from October 2006 to February 2010. Prior to that time, he held other executive positions at Rockwell Collins, which he joined in 1987. Mr. Ortberg has a bachelor of science degree in mechanical engineering from the University of Iowa.

Director since: September 2018

Committee Membership: Compensation and Human Resources Committee and Innovation and Technology Committee

Qualifications: Mr. Ortberg brings to the Board a track record of operational and technology leadership, accelerating company growth and creating shareholder value, coupled with a strong background in transformation and innovation.

Other Directorships: Rockwell Collins, Inc. (2013-2018)

Age: 58

Colin J. Parris

Dr. Parris is the Vice President, GE Software Research for the General Electric Company, a position he has held since 2014. Prior to joining GE, he spent two decades at IBM in a variety of executive roles, serving most recently as Vice President, Systems Research in the IBM T.J. Watson Research Division from 2013 to 2014 and General Manager for IBM’s Power Systems business from 2010 to 2013. Dr. Parris received a bachelor’s degree in electrical engineering from Howard University, master’s degrees in electrical engineering and computer science from the University of California, Berkeley, and a master’s degree in management from Stanford University. He also received a doctorate in electrical engineering from the University of California, Berkeley.

Director since: December 2017

Committee Membership: Innovation and Technology Committee

Qualifications: Dr. Parris has an extensive technology background with significant experience in software and leading digital transformations. His current focus on data software and artificial intelligence provides valuable knowledge to the Board.

Other Directorships: None

Age: 57

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Election of Directors (continued)

Ana G. Pinczuk

Ms. Pinczuk is the Senior Vice President, Chief Transformation Officer for Anaplan, Inc., which provides a cloud-based connected planning platform that helps connect organizations and people to make better and faster decisions. She joined Anaplan in February 2019, following positions as the President of Hewlett Packard Enterprise’s Pointnext technology services organization, the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, and Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation, all in the period from 2015 to 2018. From 2000 until 2015, Ms. Pinczuk served in varied executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk earned both undergraduate and graduate mechanical engineering degrees from Cornell University, an executive master’s degree in technology management from the University of Pennsylvania and a master’s degree in software management from Carnegie Mellon University. Ms. Pinczuk’s broad and extensive technology background spans mobile, IP networking, software, data storage and security, making her a strong contributor to the Board as Aptiv accelerates its innovation in new mobility technologies.

Director since: November 2016

Committee Membership: Audit Committee and Innovation and Technology Committee

Qualifications: Ms. Pinczuk’s broad technology background spans mobile, IP networking, software, data storage and security, making her a strong contributor to the Board as Aptiv accelerates its innovation in new mobility technologies.

Other Directorships: KLA–Tencor Corporation

Age: 55

Lawrence A. Zimmerman

Mr. Zimmerman is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from 2002 until 2011. He joined Xerox as Chief Financial Officer in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions, including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a bachelor of science degree in finance from New York University and a master’s degree in business administration from Adelphi University.

Director since: November 2009

Committee Membership: Audit Committee (Chair) and Finance Committee (Chair)

Qualifications: Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management and strategy expertise.

Other Directorships: Flextronics International Ltd., Brunswick Corporation (2006-2015), and Computer Sciences Corporation (2012-2014)

Age: 76

The Board of Directors recommends a vote “FOR” each of the 11 director nominees named above. If you complete the enclosed proxy card, unless you direct otherwise on that card, the shares represented by that proxy will be voted FOR the election of all 11 nominees.

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BOARD PRACTICES

Board and Governance Information

Size of Board	12
Number of Independent Directors	11
Mandatory Retirement Age	75
Non-Executive Chairman	✓
Annual Election of Directors	✓
Executive Sessions of Independent Directors at each Board Meeting	✓
Annual Regular Board and Committee Evaluations	✓
Independent Audit, Compensation and Human Resources and Nominating and Governance Committees	✓
Director Stock Ownership Guidelines	✓
Code of Ethical Business Conduct Applies to all Directors and Employees	✓

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Nominating and Governance Committee (“Nom Gov Committee”) regularly reviews these practices.

Size of the Board

As of the date of this mailing, the Board consists of 12 directors. Following the Annual Meeting and Mr. Sidlik’s retirement, and assuming all nominated directors are elected, the Board will consist of 11 directors. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of two directors. The exact number of directors will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have an independent Non-Executive Chairman. Rajiv L. Gupta was elected to this role on March 1, 2015. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which serve the Board and the Company well.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Clark, our President and Chief Executive Officer, is the only non-independent director. The current non-employee directors of the Company are Nancy E. Cooper, Frank J. Dellaquila, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, Sean O. Mahoney, Robert K. Ortberg, Colin J. Parris, Ana G. Pinczuk, Thomas W. Sidlik and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence rules required for Audit Committee members by the Securities and Exchange Commission (“SEC”). Messrs. Zimmerman and Dellaquila and Ms. Cooper met the qualifications of audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended. Ms. Cooper serves on the audit committees of three additional public companies, and the Board has determined that such simultaneous service will not impair Ms. Cooper’s ability to effectively serve on Aptiv’s Audit Committee.

Evaluation of Board Performance

The Nom Gov Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. Each Committee of the Board also conducts an annual evaluation of its performance and procedures, which culminates in a Committee discussion of the results.

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Board Practices (continued)

In addition, the Chairman conducts individual meetings with each director to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees. These evaluations have consistently found that the Board and its committees are operating effectively, while identifying opportunities to improve the way the Board and its committees operate.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for the director. Once granted, such waiver must be renewed annually. The Board carefully considered the application of this policy with respect to Mr. Zimmerman, who is 76. Based upon the leadership value and strategic expertise he provides as Chairman of the Audit and Finance Committees, the Board authorized a waiver of the retirement age provided for in our Corporate Governance Guidelines to allow Mr. Zimmerman to serve one additional year.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nom Gov Committee. The Nom Gov Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Nom Gov Committee recommends individuals for membership on the Board. The Nom Gov Committee considers a candidate’s qualities and expertise, performance, personal characteristics, diversity (inclusive of age, gender, race and ethnicity) and professional responsibilities, and also reviews the composition of the Board relative to the long-term business strategy and the challenges and needs of the Board at that time. The Board is committed to searching for the best available candidates to fill vacancies and fully appreciates the value of diversity when evaluating prospective candidates. Ensuring the Board is composed of Directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareowners, is a top priority of the Board and the Nom Gov Committee. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, technology, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The Nom Gov Committee retains an independent executive search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nom Gov Committee contacting a prospect to gauge his or her interest and availability. A candidate then meets with several members of the Board. The Nom Gov Committee and the search firm contacts references for the candidate, and a background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The Nom Gov Committee views diversity in its broadest sense, including gender, race, ethnicity, experience, leadership qualities, education and age. The Nom Gov Committee will use the same selection process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

The Board’s culture enables it to operate quickly and effectively in making key decisions. Board meetings are conducted in a collegial environment of trust, confidentiality, open dialogue, constructive commentary and mutual respect.

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 5, 2020, and no earlier than November 26, 2019. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Nominating and Governance Committee may request.

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Board Practices (continued)

Board Refreshment

We believe that Board refreshment is critical as the Company’s business strategy evolves. In the past three years, we have added five new independent directors, including three directors with extensive technology backgrounds. At the same time, we believe that we benefit from having several seasoned directors on our Board who are well-versed in the Company’s business and help facilitate the transfer of institutional knowledge. We believe the average tenure for our independent directors of approximately five years reflects the balance the Board seeks between the perspectives brought by long-serving and new directors.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Chairman presides over each executive session of the Board. Each Committee meeting also includes an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company, both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. Our Audit Committee regularly receives updates from management on risk-related matters and reports on these updates to our Board. These Committee reports provide our Board with insight about how Aptiv manages risk. In addition, our Board and Audit Committee regularly receives risk assessment reports from management that addresses and provides updates on key and emerging risks facing the Company. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all significant risks.

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company, and it has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is currently $500,000 in Aptiv shares. Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. All current non-employee directors, other than Ms. Cooper and Mr. Ortberg, who joined the Board in 2018, and Mr. Dellaquila and Dr. Parris, who joined the Board in 2017, hold in excess of this minimum shareholding requirement.

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Aptiv. The Corporate Governance Guidelines are available on our website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance.”

Code of Ethical Business Conduct

Aptiv adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Code of Conduct” under the heading “Governance.”

Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

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BOARD AND COMMITTEE MEETINGS

During 2018, the Board held eight in-person or telephonic regular meetings. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all directors are expected to attend the Annual Meeting of Shareholders. In 2018, all directors were in attendance at the Annual Meeting.

BOARD COMMITTEES

Our Board has the following five committees: Audit; Compensation and Human Resources; Finance; Innovation and Technology; and Nominating and Governance. Committee charters are available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance.” Committee membership for 2018 is set forth below:

	Audit	Compensation and Human Resources	Finance	Innovation and Technology	Nominating and Governance
Kevin P. Clark
Nancy E. Cooper	M			M
Frank J. Dellaquila	M		M
Nicholas M. Donofrio			M	C
Mark P. Frissora		C			M
Rajiv L. Gupta		M			C
Sean O. Mahoney			M		M
Robert K. Ortberg		M		M
Colin J. Parris				M
Ana G. Pinczuk	M			M
Thomas W. Sidlik			M	M
Lawrence A. Zimmerman	C		C

C: Chairman

M: Member

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Board Committees (continued)

Committee	Primary Responsibilities	Number of Meetings in 2018
Audit
	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.	5
Compensation and Human Resources
	Responsible for the oversight of the Company’s compensation philosophy and reviews and approves executive compensation for executive officers (including cash compensation, equity incentives and benefits). Responsible for oversight of management development and succession planning.	5
Finance
	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, minority investments, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.	6
Innovation and Technology
	Responsible for assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competencies, technological innovation and strategy.	5
Nominating and Governance
	Responsible for reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and has responsibility for the oversight of the Company’s environmental, health and safety management programs.	5

During 2018, Mr. Mahoney stepped down from the Audit Committee and joined the Nominating and Governance Committee. Upon her appointment to the Board in 2018, Ms. Cooper joined the Audit Committee and Innovation and Technology Committee. Upon his appointment to the Board in 2018, Mr. Ortberg joined the Compensation and Human Resources Committee and Innovation and Technology Committee. Given the timing of these changes, Mr. Mahoney was not a member of the Audit Committee at the time it approved the Report of the Audit Committee.

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DIRECTOR COMPENSATION

Board Compensation

Our directors (other than Mr. Clark, who is compensated as an officer of the Company and does not receive additional compensation for services as a member of the Board) received the following annual compensation, which is paid in cash and time-based restricted stock units (“RSUs”). Each director may elect, on an annual basis, to receive 60%, 80% or 100% of his or her compensation in RSUs, with the remainder paid in cash. The Chairman of the Board receives $500,000 annually, and all other directors receive $265,000 annually. In 2018, chairs of our Board committees received the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee	$25,000
Compensation and Human Resources Committee	20,000
Finance Committee	15,000
Innovation and Technology Committee	15,000
Nominating and Governance Committee(1)	15,000

(1)

The Chairman of the Nominating and Governance Committee is also the Chairman of the Board; he does not receive an additional fee for his service as the Nominating and Corporate Governance Committee Chairman.

An annual grant of RSUs is made on the day of the Annual Meeting and vests on the day before the next annual meeting. Cash compensation is paid quarterly at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs vest on the day before the next annual meeting.

The table below shows 2018 cash and equity compensation paid to each member of the Board:

2018 Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Nancy E. Cooper	92,750	159,017	251,767
Frank J. Dellaquila	114,833	159,017	273,850
Nicholas M. Donofrio	112,000	168,021	280,021
Mark P. Frissora	114,000	171,081	285,081
Rajiv L. Gupta	100,000	400,034	500,034
Sean O. Mahoney	106,000	159,017	265,017
Robert K. Ortberg	35,333	92,784	128,117
Colin J. Parris	114,833	159,017	273,850
Ana G. Pinczuk	26,500	265,057	291,557
Thomas W. Sidlik	106,000	159,017	265,017
Bernd Wiedemann	26,500	—	26,500
Lawrence A. Zimmerman	122,000	183,057	305,057

(1)

Reflects the grant date fair value of the equity awards granted to directors as of the date of grant, which was April 26, 2018 for all directors, other than Mr. Ortberg. The grant date for Mr. Ortberg was September 13, 2018, the day of his appointment to the Board. Mr. Wiedemann did not receive a stock award in 2018, as he retired from the Board on April 25, 2018. The values set forth in the table were determined in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. As of December 31, 2018, all outstanding Aptiv RSU awards held by our directors were unvested; they vest in full on April 24, 2019. The year-end RSU balances for our directors, including accrued dividend equivalents, are:

Name	Unvested RSUs 12/31/2018
Nancy E. Cooper	1,833
Frank J. Dellaquila	1,833
Nicholas M. Donofrio	1,937
Mark P. Frissora	1,972
Rajiv L. Gupta	4,611
Sean O. Mahoney	1,833
Robert K. Ortberg	1,081
Colin J. Parris	1,833
Ana G. Pinczuk	3,055
Thomas W. Sidlik	1,833
Lawrence A. Zimmerman	2,110

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Human Resources Committee (the “Compensation Committee”), composed entirely of independent directors, is responsible to the Board for executive compensation at Aptiv. The Compensation Committee, in consultation with management and its independent compensation consultant, oversees the Company’s executive compensation philosophy and reviews and approves compensation for executive officers (including cash compensation, equity incentives and benefits).

In this section, we describe and analyze:

(1)	the material components of our executive compensation programs for the “named executive officers”, or “NEOs”;
(2)	the material compensation decisions the Compensation Committee made for 2018 under those programs; and
(3)	the key factors considered in making those decisions, including 2018 Company performance.

For fiscal year 2018, the NEOs were:
Kevin P. Clark	President and Chief Executive Officer (“CEO”)

Joseph R. Massaro	Senior Vice President and Chief Financial Officer (“CFO”)

Majdi B. Abulaban	Senior Vice President and President, Signal and Power Solutions Segment, and Engineered Components Group

David Paja	Senior Vice President and President, Advanced Safety and User Experience Segment

David M. Sherbin	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Alignment with Shareholders

Aptiv’s executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies, which seek to balance achievement of targeted near-term results with building long-term shareholder value through sustained execution. Our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below:

Pay for Performance	More information on page

We target executive compensation at our approximate peer group median and deliver compensation above or below this level as determined by performance.	21
90% of 2018 total target annual compensation for the CEO is performance-based and 75% is granted in equity, while, on average, 79% of 2018 total target annual compensation for the other NEOs is performance-based and 60% is granted in equity.	24
We use a structured goal-setting process for performance incentives, with multiple levels of review.	25
NEOs’ annual incentives are based on achievement of Corporate, Segment and individual performance goals.	27
75% of the NEOs’ long-term incentive compensation consists of performance-based restricted stock units (“RSUs”) which only deliver value if financial and relative total shareholder return goals are met. The value of the remaining 25% of the NEOs’ long-term incentive compensation is awarded in the form of time-based RSUs and fluctuates with Aptiv’s share price.	27
We review and analyze our pay-for-performance alignment on an annual basis.	—

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Compensation Discussion and Analysis (continued)

Corporate Governance	More information on page
We disclose our performance metrics.	20
We actively engage with our shareholders by conducting regular meetings with our major shareholders to discuss governance and executive compensation matters.	21
We maintain share ownership guidelines for our NEOs and directors.	30
We maintain a reasonable severance practice with market appropriate post-employment provisions, as recommended by management and approved by the Compensation Committee.	30
We maintain clawback, anti-hedging and anti-pledging policies.	31
We offer no excise tax gross-ups or tax assistance unique to our NEOs.	31
Our Compensation Committee utilizes an independent compensation consultant.	31
We do not have compensation programs that encourage imprudent risk.	31
We devote focused time to leadership development and succession efforts.	—
Our equity grant practices, including burn rate and dilution, are prudent.	—
The Compensation Committee is provided tally sheets to assess total compensation for our NEOs.	—

2018 Company Performance Highlights

2018 performance reflects Aptiv’s ability to grow meaningfully faster than the markets it serves, reflecting its leading portfolio of advanced technologies focused on the safe, green and connected megatrends reshaping the future of mobility.

Our achievements in 2018 include the following:

•	Executed on our strategy to grow our business faster than global vehicle production, further diversify our sources of revenue and strengthen our competitive positioning in both the automotive and non-automotive end-markets, resulting in revenues of $14.4 billion, up 10% from 2017 adjusted for foreign exchange, commodities and divestitures, and $22 billion of new business bookings, up from $19.3 billion the prior year;
•	Improved our competitive cost structure, funding increased investments in advanced engineering, including an over 10% increase in software engineers to over 6,500, representing approximately one-third of our total engineering resources;
•	Accelerated our end-market diversification strategy through the acquisition of Winchester Interconnect, a leading provider of advanced interconnect solutions for harsh environment applications;
•	Further strengthened our leadership position in Asia Pacific and expanded our range of specialized connectors and cable management solutions through the acquisition of KUM;
•	Extended leadership position in perception systems by complementing our portfolio with enhanced interior sensing capabilities through investment in Affectiva, Inc., a leader in human perception artificial intelligence technology;
•	Announced a partnership with Lyft, Inc. by launching a fleet of autonomous vehicles in Las Vegas which operate on Aptiv’s fully-integrated autonomous driving platform and are available to the public on the Lyft network;
•	Generated $1.6 billion of cash from continuing operations and net income of $1.1 billion;
•	Achieved 7.7% Total Shareholder Return over the period 2016 through 2018 and 27.5% Return on Net Assets in 2018;
•	Continued to maximize our operational flexibility and profitability at all points in the normal automotive business cycle, by having approximately 96% of our hourly workforce based in best cost countries.

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Compensation Discussion and Analysis (continued)

Our strategic, operational and financial performance over time is reflected in our results and returns to shareholders. This performance is shown in the following financial metrics and total shareholder return charts. We have aligned our 2018 performance-based annual and long-term incentive plans for executives with these metrics:

Metric definitions:

Adjusted Net Income represents net income attributable to Aptiv before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period.

Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses.

Return on Net Assets is defined as tax-affected operating income [net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax], divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year; not adjusted for restructuring expenses that are expected to provide future benefit to the Company. The decrease in return on net assets primarily reflects increased investments for revenue growth and increased profitability.

Total Shareholder Return is measured by comparing the average closing price per share of the Company’s ordinary shares for the specified trading days in the fourth quarter of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for the specified trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index.

Appendix A contains a reconciliation of these numbers to U.S. GAAP financial measures.

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Compensation Discussion and Analysis (continued)

Executive Compensation Philosophy and Strategy

General Philosophy in Establishing and Making Pay Decisions. Our executive compensation programs reflect our pay-for-performance philosophy and encourage executives to make sound decisions that drive short- and long-term shareholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;
•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Our goal for target total direct compensation (base salary, annual and long-term incentives) for our officers, including the NEOs, is to approximate the median (50th percentile) of our market. Compensation for individual roles may be positioned higher or lower than the market median where we believe it is appropriate, considering multiple factors such as each executive’s roles and responsibilities, labor market dynamics, the individual’s performance over time, and the experience and critical skills the individual may bring to his or her role with Aptiv.

2018 Peer Group Analysis. We use a group of peer companies to compare NEO compensation to market. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, considering input from its independent compensation consultant and management.

In 2018, Aptiv’s 2018 peer group consisted of the following companies, whose aggregate profile was comparable to Aptiv in terms of size, industry, operating characteristics and competition for executive talent.

Amphenol Corporation	Illinois Tool Works, Inc.

Autoliv, Inc.	Ingersoll-Rand plc

Corning Incorporated	Johnson Controls, Inc.

Cummins Inc.	Lear Corporation

Eaton Corporation	Rockwell Automation, Inc.

Emerson Electric Co.	TE Connectivity Ltd.

Fortive Corporation	Textron Inc.

Honeywell International Inc.

Compared to the 2017 peer group, the 2018 peer group removed BorgWarner Inc., Danaher Corporation and Parker-

Hannifin Corporation, and added Amphenol Corporation, Corning Incorporated, Fortive Corporation and Rockwell Automation, Inc. These changes, made in late 2017, were designed to reflect Aptiv’s post-spin-off strategic direction and size.

In 2018, target total direct compensation among our NEOs, on average, was positioned within a competitive range of the peer group median. Typically, we adjust compensation when we believe that there is a market or individual performance issue that should be addressed to preserve the best interests of the shareholders.

For purposes of evaluating 2019 compensation decisions, with advice from its independent compensation consultant, the Compensation Committee approved a change to the peer group, reducing the number of peer companies from 15 to 14. Autoliv, Inc. was removed from the peer group following its spin-off of its electronics segment, as the remaining company is no longer comparable in terms of size.

2018 Shareholder Engagement. Aptiv has a philosophy of proactive engagement, communication, and transparency with shareholders. During 2018, members of management met with our investors to discuss our businesses, technologies, end markets, financial results and operational execution at numerous conferences and roadshows, in addition to Company-hosted events and quarterly conference calls. During 2018, we also continued to engage institutional shareholders with respect to our corporate governance and executive compensation practices. These outreach meetings, conducted by members of management, give us an opportunity to solicit feedback from our institutional shareholders on a variety of topics related to value creation, corporate governance, board recruitment and refreshment, and executive compensation. This feedback provides the Company with important insights, which management shares with the Board, with respect to shareholders’ voting policies and priorities. We expect to continue to engage with shareholders on a regular basis to better understand and consider their views on our executive compensation programs and corporate governance practices.

2018 Say-on-Pay. At our 2018 Annual Meeting of Shareholders, we received favorable support from approximately 97% of votes cast as to our named executive officers’ compensation. Management and the Compensation Committee reviewed our shareholders’ affirmative 2018 Say-on-Pay vote and believe it to be a strong indication of support for the Company’s executive compensation program and pay-for-performance philosophy. Therefore, the Compensation Committee maintained the philosophy, compensation objectives and governing principles it has used in recent years

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Compensation Discussion and Analysis (continued)

when making decisions or adopting policies regarding executive compensation for 2018 and subsequent years.

Overview of 2018 Executive Compensation

We regularly undertake a comprehensive review of our business plan to identify strategic initiatives that should be linked to executive compensation. We also assess and review the level of risk in our company-wide compensation programs to ensure that they do not encourage imprudent risk-taking.

Elements of Executive Compensation. In line with our executive compensation philosophy, for 2018, we provided the following primary elements of compensation to our officers, including the NEOs:

•	Base salary;
•	Annual incentive award;
•	Long-term incentive award; and
•	Other compensation, such as participation by the NEOs in defined contribution retirement plans and benefits that are the same as those in which similarly situated non-officer employees may participate.

Additional, non-primary elements of executive compensation, such as payments related to expatriate assignments or relocation, may be provided to a NEO from time to time. These elements that were provided to the NEOs for 2018 are reflected in the “All Other Compensation” column of the “2018 Summary Compensation Table”.

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Compensation Discussion and Analysis (continued)

The following table outlines the primary elements of executive compensation for the NEOs for 2018 and indicates how these elements relate to our key strategic objectives:

Element	Key Features	Relationship to Strategic Objectives
Total Direct Compensation
Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

•   Targeted within competitive range of peer group median

• Attract, retain and motivate key executives by providing market-competitive fixed compensation
Annual Incentive Plan Awards

•   Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by market competitiveness and level of responsibility

•   Payouts can range from 0% to 200% of target which is determined by achievement of financial goals based on pre-established objectives (at both the Corporate and, where applicable, Segment level), then may be adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives with market-competitive compensation opportunities
Long-Term Incentive Plan Awards

•   Target award granted commensurate with job responsibilities, market competitiveness, experience, and qualitative and quantitative company and individual performance factors

•   Issue RSU awards, 75% of which are earned based on company performance metrics, including relative total shareholder return (“TSR”), and 25% of which are time-based, which means that the value is determined by Aptiv’s share price

•   Pay-for-performance

•   Aligns executive and shareholder interests

•   Attract, retain and motivate key executives with market-competitive compensation opportunities

•   Utilizes multi-year vesting period and metrics aligned to long-term shareholder value creation including stock price performance

Other Compensation
Retirement Programs (Plan names and descriptions provided under “Other Compensation” section)

•   Qualified defined contribution plan available to all U.S. salaried employees, including NEOs

•   Non-qualified defined contribution plan available to eligible U.S. employees, including NEOs, who exceed statutory limits under our qualified defined contribution plan

•   Non-qualified defined benefit plan that was frozen in 2008

• Attract and retain key executives with market-competitive compensation opportunities

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Compensation Discussion and Analysis (continued)

2018 Target Annual Total Direct Compensation Mix. Base salary and annual and long-term incentive award opportunities are the elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay. Our annual incentive awards and the performance-based RSUs component of our long-term incentive awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals at Corporate, Segment and/or individual levels. The time-based portion of our RSU awards is retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

The significant proportion of performance-based pay aligns the interests of our NEO’s with Aptiv’s shareholders’ interests. The mix of compensation for our CEO and other NEOs in 2018 is shown below:

2018 Target Compensation Structure. The following table depicts 2018 target annual total direct compensation opportunities for the NEOs. However, this table does not include information regarding changes in pension value and non-qualified deferred compensation earnings or information regarding all other compensation, each as required to be presented in the “2018 Summary Compensation Table” under the rules of the SEC. As such, this table should not be viewed as a substitute for the “2018 Summary Compensation Table.”

Name	Base Salary ($)(1)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total ($)
Kevin P. Clark	$1,400,000	$2,100,000	$10,000,000	$13,500,000
President and Chief Executive Officer

Joseph R. Massaro	840,500	840,500	2,500,000	4,181,000
Senior Vice President and Chief Financial Officer

Majdi B. Abulaban	670,000	569,500	1,900,000	3,139,500
Senior Vice President and President, Signal and Power Solutions Segment and Engineered Components Group

David Paja(2)	607,700	516,545	1,500,000	2,624,245
Senior Vice President and President, Advanced Safety and User Experience Segment

David M. Sherbin	595,000	535,500	1,450,000	2,580,500
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

(1)	Reflects base salary rates as of April 1, 2018.
(2)

Mr. Paja is a Germany employee and his salary and bonus are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Paja have been converted from Euros at a rate of 1.18 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2018.

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Compensation Discussion and Analysis (continued)

2018 Annual Compensation Determination

Individual base salaries and annual incentive targets for the NEOs are established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data. At the beginning of each year, we also define key strategic objectives each NEO is expected to achieve during that year, which are then considered by the Committee when making final compensation determinations.

2018 Base Salaries. Base salary is targeted at approximately the median of our peer group and is intended to reward and be commensurate with each NEO’s responsibilities, individual performance and experience. Our practice is to make periodic adjustments to base salary, although we review compensation competitiveness annually. During 2018, certain of our NEOs received base salary adjustments. Generally, these adjustments were intended to increase the competitiveness of salary in comparison to market median. The following table summarizes the adjustments:

Name	Base Salary Adjustment Effective Date	Adjusted Base Salary ($)	Increase (Decrease) (%)
Kevin P. Clark	April 1, 2018	$1,400,000	7.7%

Joseph R. Massaro	April 1, 2018	840,500	31.2

David Paja	April 1, 2018	607,700	3.0

No adjustments were made during 2018 to the salaries of the other NEOs.

2018 Annual Incentive Plan Awards. Our Annual Incentive Plan is designed to motivate our NEOs to drive earnings, cash flow and profitable growth by measuring the NEOs’ performance against our goals at the Corporate and relevant Segment levels. Historically, Annual Incentive Plan awards for our NEOs have been provided under the Aptiv Leadership Incentive Plan (“ALIP”) so that these awards could potentially qualify for certain tax deductibility treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Given the changes to the U.S. tax code pursuant to U.S. federal tax reform legislation adopted in late 2017 (as further described below under “Tax and Accounting Considerations”), effective December 31, 2018, the Board of Directors terminated the ALIP. No new annual incentive award opportunities will be provided under the ALIP after December 31, 2018. However, any annual incentive award opportunities granted or settled under the ALIP with respect to periods commencing prior to December 31, 2018 (including the 2018 awards described below) will continue in effect in accordance with their terms and the applicable terms of the ALIP that would have applied had the ALIP not been terminated.

For 2018, our NEOs’ Annual Incentive Plan awards continued to be provided under the ALIP (but were not intended to qualify for tax deductibility as “qualified performance-based awards” under Section 162(m)). Our NEOs’ 2018 ALIP awards were initially funded under a performance formula at 1% of Aptiv’s net income, up to a maximum of $12 million per individual participant. The Company’s adjusted net income for 2018 was $1.396 billion; thus the maximum funding for payouts to each participant under the 2018 ALIP, subject to the Compensation Committee’s exercise of negative discretion, was approved at the $12 million maximum. The Compensation Committee then used negative discretion to determine final payouts under the ALIP to reflect the performance against the goals identified under the Annual Incentive Plan.

The Compensation Committee establishes the individual annual incentive target for each NEO at approximately the median of our peer group, but such target can be adjusted based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts based on the financial metrics described below can range from 0% to 200% of each NEO’s annual incentive target.

The Compensation Committee, working with management and its independent compensation consultant, sets the underlying performance metrics and objectives for the preliminary annual incentive plan payout levels based on Aptiv’s annual business objectives. For 2018, each NEO’s award payout was determined as follows:

•	Corporate performance metrics were weighted 100% for Messrs. Clark, Massaro and Sherbin. For Messrs. Abulaban and Paja, who are Segment Presidents, Corporate and Segment performance metrics were weighted 50% each.
•	Individual performance was considered for adjustments to the final annual incentive payouts based on individual performance and achievements.
•	Individual performance was also considered with respect to the Strategic Results Modifiers, as further discussed below.

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Compensation Discussion and Analysis (continued)

For 2018, both Corporate and Segment underlying performance objectives were based on the following metrics which are aligned with our business strategy:

•	Net Income (“NI” — Corporate) and Operating Income (“OI” — Segment), which we believe are appropriate measurements of our underlying earnings for 2018 and a representative indication of our overall financial performance;
•	Cash Flow Before Financing (“CFBF” — Corporate) and Simplified Operating Cash Flow (“SOCF” — Segment), which are different metrics for measuring cash generation; and
•	New Business Bookings, which is based on our future revenue booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2018.

The Compensation Committee selected the following weightings in 2018 for both Corporate and Segment performance metrics:

	Clark, Massaro and Sherbin 100% Corporate	Abulaban and Paja
Weighting (%) Performance Metrics		50% Segment	50% Corporate
NI (Corporate) or OI (Segment)	50%	50%	50%

CFBF (Corporate) and SOCF (Segment)(1)	40	40	40

New Business Bookings	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations(2)

(1)

CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses. SOCF is defined, on a Segment basis, as earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.

(2)

May be applied, in all cases subject to the maximum funding level for awards under the ALIP, based on any of the Strategic Results Modifier factors (further described below), CEO discretion with Compensation Committee approval (approved by the full Board of Directors for the CEO), and/or consideration of individual performance goals/criteria established at the beginning of the year.

For purposes of using negative discretion under the ALIP to determine preliminary NEO payouts, the NI / OI and CFBF /SOCF goals and the award payout levels related to the achievement of those goals were measured on a performance scale set by the Compensation Committee. Performance below the minimum threshold for a metric results in no payout for that metric, and performance above the maximum level for a metric is capped at a maximum total payout of 200% of the target with respect to that metric. For the NI /OI and CFBF /SOCF metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. New Business Bookings is treated differently than the NI /OI and CFBF /SOCF metrics. If the New Business Bookings targets are achieved, the target payout for that metric is paid. If the New Business Bookings targets are not achieved, no amount is paid for the New Business Bookings portion of the award.

The 2018 performance targets by metric were:

Category	NI / OI ($ in millions)	CFBF / SOCF ($ in millions)	New Business Bookings 2019/2020
Corporate Metrics:	$1,336	$832	98%/91%

Segment Metrics:

Signal and Power Solutions (Abulaban)	1,554	1,398	98/91

Advanced Safety and User Experience (Paja)	460	263	98/90

Our Annual Incentive Plan target goals, approved by the Compensation Committee, are established to reflect our focus on growth over prior year actual outcomes, and above market growth in the performance period. With respect to the performance levels required for target payment, 2018 overall performance at the Corporate level produced a below-target payout of 87%. Performance at the Segment level varied, with overall performance for Signal and Power Solutions resulting in a payout at 75% and Advanced Safety and User Experience resulting in a payout at 91%.

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Compensation Discussion and Analysis (continued)

Following the determination of payout levels for the Corporate and Segment metrics, the Compensation Committee, in conjunction with the CEO, assessed the other NEOs’ performance with respect to the Strategic Results Modifiers (“SRM”) and individual qualitative performance. The CEO did not participate in the assessment of his own performance and he was not eligible for an SRM payout.

As part of our focus on strategic priorities, the SRM was approved by the Compensation Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM can range, in the aggregate, from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider strategic factors in addition to the financial metrics under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2018, the focus areas of the SRM were:

Focus Areas	Corporate Participants	Segment Participants
Talent and culture outcomes
Competitive cost structure
Quality

In determining the final individual payouts, the Compensation Committee, in consultation with the CEO (except related to his own performance and payout), evaluated each eligible NEO’s qualitative performance in relation to the specific Segment and overall Corporate performance, as applicable. Each NEO was also evaluated based on his individual achievements. The material qualitative performance achievements considered by the Compensation Committee included: for Mr. Clark, his leadership and performance with a sustainable business model and positioning the Company for continued success, his commitment to a long-term financial framework, and his continued focus on operational efficiency and execution, driving SG&A benefits and reinvesting in the development of advanced technologies; for Mr. Massaro, his leadership and performance in 2018 including execution of the business strategy and disciplined, balanced capital deployment, focused on value enhancing organic and inorganic investment opportunities; for Mr. Sherbin, his leadership and performance in legal and compliance initiatives; and for Messrs. Abulaban and Paja, their leadership and performance in their Segments, including strong 2018 operating and financial results despite macro headwinds, and record full year new business awards. Final award payout percentages ranged from 87% to 95% of target for our NEOs.

As a result of the analysis described above, the Compensation Committee approved the following 2018 annual incentive award payments for the NEOs:

Name	Annual Incentive Plan Actual Payment for 2018 ($)(1)	Percent of Annualized Target Incentive (%)
Kevin P. Clark	$1,827,000	87%

Joseph R. Massaro	797,260	95

Majdi B. Abulaban	541,025	95

David Paja	488,171	95

David M. Sherbin	465,885	87

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table”.

2018 Long-Term Compensation Determination

2018 Long-Term Incentive Awards. Aptiv’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Our annual equity awards include both performance-based and time-based RSUs. The time-based RSUs, which make up 25% of the NEOs’ long-term awards, generally vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The 2018 grant vests at the end of 2020 and will be settled in early 2021 after the outcomes of the performance period are determined and approved. Each NEO may receive from 0% to 200% of his target performance-based RSU award as determined by Aptiv’s performance against the following company-wide performance metrics:

Metric	Weighting (%)
Average Return on Net Assets (RONA)(1)	50%

Cumulative Net Income (NI)	25

Relative Total Shareholder Return (TSR)(2)	25

(1)

Average Return on Net Assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.

(2)

Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in December of 2020 to the average closing price per share of the Company’s ordinary shares for all available trading days in December of 2017, including the reinvestment of dividends, relative to the companies in Russell 3000 Auto Parts Index.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

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Compensation Discussion and Analysis (continued)

2018 Grants. The Compensation Committee established the following 2018 target long-term incentive awards for our NEOs (consisting of time-based RSUs and performance-based RSUs, as described above), taking into account scope of responsibilities, individual performance, retention considerations and market compensation data, in early 2018:

Name	Long-Term Incentive Plan Target Annual Award ($)

Kevin P. Clark	$10,000,000

Joseph R. Massaro	2,500,000

Majdi B. Abulaban	1,900,000

David Paja	1,500,000

David M. Sherbin	1,450,000

In addition, Mr. Massaro and Mr. Sherbin received grants in the amount of $400,000 and $200,000, respectively, in recognition of their contributions with respect to the spin-off of Delphi Technologies.

The target annual award approved by the Compensation Committee differs from the amounts disclosed in the “Stock Awards” column of the 2018 Summary Compensation Table because of the different methodologies used to calculate the value of the award. With respect to the CEO, the differences in value attributable to the valuation methodologies are shown below:

	Target Annual Award Value Approved by the Compensation Committee		Actual Value Reported in the Summary Compensation Table
Year	Value Approved ($)	Stock Price Used in Share Determination ($)(1)	Value Reported ($)	Stock Price on Grant Date ($)(1)

2018	$10,000,000	$92.74	$10,643,793	$91.33

2017	9,500,000	76.07	10,095,699	76.13

2016	8,755,000	83.63	7,044,063	66.72

(1)	Stock prices presented for 2016 and 2017 are with respect to the shares of Delphi Automotive PLC, as such grants were made prior the spin-off of Delphi Technologies PLC.

For awards starting in 2017, the Compensation Committee approved a modification to the Company’s share determination methodology, which applies the average stock price during the 10-day period prior to the date of the 2018 grant, and replaces the previous methodology, which applied the average share price for the prior year’s fourth quarter. The Compensation Committee believes the use of a time frame closer to the actual date of grant is more appropriate than using an average price established more than 60 days prior to the grant date

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Compensation Discussion and Analysis (continued)

2016-2018 Performance-Based RSUs. In February 2019, we paid out the performance-based RSUs for the 2016-2018 performance period. The performance targets were established prior to the Board of Directors’ approval of the spin-off of Delphi Technologies PLC, which was completed on December 4, 2017. In order to evaluate Aptiv’s financial performance against the established targets in consideration of the spin-off, for purposes of the Long-Term Incentive Plan, certain adjustments were made to the Company’s financial results from continuing operations in order to reflect the performance achieved during the performance period, as permitted pursuant to the Long-Term Incentive Plan.

The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; and (2) for each NEO, the target total number of performance-based RSUs and actual number of performance-based RSUs earned.

Metric	Weighting (%)	Threshold	Target	Maximum	Actual

Average Return on Net Assets (RONA)(1)(2	50%	27.0%	30.3%	35.5%	31%

Cumulative NI(2)	25	$4,456	$4,954	$5,724	$5,517

Relative Total Shareholder Return (TSR)	25	30th%ile	50th%ile	90th%ile	62nd%ile

(1)

Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.

(2)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 129% of the awarded target opportunity. As a result,

the Compensation Committee approved the following 2016-2018 performance-based RSU award payouts.

	Performance-based RSUs
Name(1)	Target Total Number of Units Granted (#)(2)	Actual Total Number of Units Earned (#)(2)

Kevin P. Clark	92,128	123,522

Joseph R. Massaro	15,785	21,163

Majdi B. Abulaban	19,152	25,679

David M. Sherbin	12,364	16,578

(1)	Mr. Paja did not join Aptiv until 2017 and therefore was not a recipient of any long-term incentive awards in 2016.
(2)	Includes accrued dividend equivalents and reflects equitable adjustments made in connection with the spin-off of Delphi Technologies PLC.

In 2015, Mr. Abulaban was granted a “continuity” equity award, fifty percent of which was comprised of time-based RSUs and fifty percent of which was comprised of performance-based RSUs. In December 2018, we settled the time-based RSUs. In February 2019, we settled the performance-based RSUs. The performance metric for these RSUs was relative TSR during the four-year performance period. The maximum achievement level for these performance-based RSUs was 200% of target, plus any dividend equivalents accrued. Relative TSR was achieved at the 65th percentile resulting in a payout at 138% of target. The following table sets forth the threshold, target and maximum relative TSR levels and the total number of performance-based RSUs available to be earned by Mr. Abulaban based on such levels of performance:

Metric	Threshold	Target	Maximum	Actual	Total Number of Units Granted (#)(1)	Actual Number of Units Earned (#)(1)
Relative TSR(2)	30th%ile	50th%ile	90th%ile	65th%ile	42,496	61,937

(1)	Includes accrued dividend equivalents and reflects equitable adjustments made in connection with the spin-off of Delphi Technologies PLC.
(2)

Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2018 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2014, including the reinvestment of dividends, relative to the companies in Russell 3000 Auto Parts Index.

As noted above, equitable adjustments were made to the Company’s equity awards that were outstanding at the time of the spin-off. The equitable adjustments were made in a manner intended to preserve, immediately after the spin-off, the approximate intrinsic value that the original awards had prior to the spin-off.

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Compensation Discussion and Analysis (continued)

Other Compensation

Additional compensation and benefit programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Salaried Retirement Savings Program (“SRSP”). Along with other eligible U.S. Aptiv salaried employees and executives, our eligible NEOs participate in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible U.S. employees receive Aptiv contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Supplemental Executive Retirement Program (“SERP”). The SERP was frozen (for purposes of credited service and compensation calculations) in 2008, as described further under the “Pension Benefits” section. Only Messrs. Abulaban and Sherbin are eligible for the SERP.

Severance Plans. In 2017, we adopted the Aptiv PLC Executive Severance Plan (the “Severance Plan”) and the Aptiv PLC Executive Change in Control Severance Plan (the “Change in Control Plan”). The plans were adopted to provide severance protections to certain executives who are designated by the Compensation Committee as eligible to participate in each plan, including certain of the NEOs.

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive generally severance payments equal in the aggregate to a multiple of annual base salary (1.5X for officers with at least two years of service, and 1X for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a qualifying separation.

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termination without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in

Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an NEO who incurs a qualifying separation would be entitled to receive generally a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

Benefits under the Severance Plan and the Change in Control Plan are generally subject to execution by the NEO of a general waiver and release of claims in favor of Aptiv.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, when applicable, and in general, these benefits are the same as those provided to similarly situated non-officer employees. The primary expatriate benefits include housing allowance, transportation allowance and tax equalization in home and host country. Additional details are covered in the “2018 Summary Compensation Table”.

Governance Practices

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, Aptiv’s Board believes that our officers should maintain an appropriate level of equity interest in Aptiv. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of six times his base salary in Aptiv shares;
•	Our other most senior elected officers (generally, our other Section 16 officers, including all of our NEOs) are required to hold a minimum of three times their base salaries in Aptiv shares; and
•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Aptiv shares.

In 2017, as part of the review of stock ownership guidelines, the Board increased the amount of Aptiv shares that the CEO is required to hold, from a minimum of five times his base salary to a minimum of six times his base salary. Our officers, including the NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required

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Compensation Discussion and Analysis (continued)

holding is met, officers may not sell stock, subject to limited exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The Compensation Committee reviews the ownership level for covered executives each year. As of the 2018 measurement of ownership, all of the NEOs were above the applicable ownership requirement.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee expects to update our clawback policy, as appropriate, to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by the Securities and Exchange Commission and the New York Stock Exchange.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants, which generally prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Aptiv;
•	Soliciting or hiring employees for 24 months after leaving Aptiv; and
•	Soliciting customers for 24 months after leaving Aptiv.

If the terms of the confidentiality and non-interference agreements are violated, Aptiv has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on Aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance.”

Independent Compensation Consultant. The Compensation Committee retains Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP during 2018 for the Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;
•	Preparing and evaluating market pay data and competitive position benchmarking;
•	Assisting in the design and development of Aptiv’s executive compensation programs;
•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;
•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and
•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for the Company, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. Pay Governance, an independent executive compensation consulting firm, conducted a risk assessment of our compensation programs in January 2019 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv. Pay Governance’s assessment included a review of our pay and incentive plan structures, pay practices and policies and

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Compensation Discussion and Analysis (continued)

governance process, including the Compensation Committee’s oversight of such programs (supported by an independent consultant) and interviews with executives representing Accounting, Finance, HR and Internal Audit.

The Compensation Committee and CAP reviewed the 2019 assessment and discussed the report with management. The Compensation Committee agreed that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv. In doing so, the Compensation Committee also reaffirmed the following key risk mitigating factors with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;
•	Incentive award opportunities, with performance-based awards capped at approximately two times the target amount, that span both annual and overlapping, multi-year time periods and incorporate a broad range of financial metrics and TSR;
•	Existence of a clawback policy; and
•	Stock ownership guidelines, with retention requirements until the guideline is achieved, and the prohibition of hedging and pledging of Company stock.

Tax and Accounting Considerations

In designing our compensation and benefit programs, the Compensation Committee generally considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our officers. Section 162(m) generally limits the tax deductibility of compensation paid to certain executive officers (and, beginning for 2018, certain former executive officers) to $1 million in any taxable year. Historically, an exception was available for compensation that qualifies as “performance-based” within the meaning of Section 162(m), but the exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.

It has been our historical policy (prior to 2018) to structure certain compensation arrangements with our executive officers to potentially qualify as performance-based so as to potentially maximize the tax deductibility of that compensation for U.S. federal income tax purposes; however, there have been cases where the benefit of such tax deductibility was outweighed by the need for flexibility or the attainment of other objectives. Furthermore, incentive compensation opportunities provided in 2018 were not intended to qualify for the previously-available performance-based exception due to 2017 tax reform legislation. Even if the Compensation Committee has intended in the past to grant compensation that qualifies for the performance-based exception, Aptiv cannot guarantee that such compensation will so qualify or ultimately will be deductible.

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

Mark P. Frissora, Chairman

Rajiv L. Gupta

Robert K. Ortberg

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2018 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals who served for 2018 as President and Chief Executive Officer (Kevin P. Clark) and Senior Vice President and Chief Financial Officer (Joseph R. Massaro), and the next three most highly compensated executive officers who were serving as of December 31, 2018 (Majdi B. Abulaban, David Paja and David M. Sherbin).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Kevin P. Clark(1)	2018	$1,375,000		$10,643,793	$1,827,000	$—	$277,310	$14,123,103
President and Chief	2017	1,275,000	$—	$10,095,699	2,184,000	—	245,648	13,800,347
Executive Officer	2016	1,175,000	—	7,044,063	1,962,000	—	185,729	10,366,792
Joseph R. Massaro(1)	2018	790,500	—	3,055,017	797,260	—	64,334	4,707,111
Senior Vice President and Chief Financial Officer	2017 2016	619,125 539,717	— —	2,019,136 1,206,913	766,740 540,688	— —	46,872 31,995	3,451,873 2,319,313
Majdi B. Abulaban	2018	670,000	—	2,022,370	541,125	—	767,007	4,000,402
Senior Vice President and President, Signal and Power Solutions Segment and Engineered Components Group	2017 2016	667,500 652,500	— —	2,019,136 1,464,351	633,130 581,490	9,250 —	1,018,815 1,056,488	4,347,831 3,754,829
David Paja(1) Senior Vice President and President, Advanced Safety and User Experience Segment	2018 2017	603,275 517,917	— 917,500	1,596,632 3,402,373	488,171 571,712	— —	307,773 293,239	2,995,851 5,702,741
David M. Sherbin Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	2018 2017	595,000 591,250	— —	1,740,428 1,487,855	465,885 637,245	— 2,635	96,766 89,138	2,898,079 2,808,123

(1)

Messrs. Clark, Massaro and Paja received base salary increases in 2018. Mr. Clark’s base salary increased to $1,400,000, Mr. Massaro’s base salary increased to $840,500 and Mr. Paja’s base salary increased to $607,700. Mr. Paja is a German employee. His salary, bonus and other compensation items are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Paja have been converted from Euros at a rate of 1.18 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2018.

(2)

Base salary and annual incentive awards are eligible for deferral under the SRESP. All of the NEOs, other than Mr. Paja, participated in the SRESP in 2018. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2018 Summary Compensation Table. Contributions to the SRESP are displayed in the “Non-Qualified Deferred Compensation” section.

(3)

The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2018 grant date for accounting purposes for the annual award was set at February 28, 2018, as approved by the Board of Directors and the Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The award values include the value of performance-based RSUs based on target performance. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2018, the values in the “Stock Awards” column would be $17,233,971 for Mr. Clark; $4,702,582 for Mr. Massaro; $3,274,546 for Mr. Abulaban; $2,585,187 for Mr. Paja; and $2,696,062 for Mr. Sherbin. Refer to page 28 for a discussion of the valuation methodology used in 2016, 2017 and 2018, which impacted the award value reported in the “Stock Awards” column.

(4)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan.
(5)

Messrs. Abulaban and Sherbin were eligible to receive benefits under the SERP during 2018. From the applicable 2017 measurement date to the applicable 2018 measurement date, Mr. Abulaban experienced a negative aggregate change in actuarial present value of $(21,744) and Mr. Sherbin experienced a negative aggregate change in actuarial present value of $(2,109). No amount in this column represents above-market or preferential earnings on non-qualified deferred compensation. Although the SERP is a frozen program (see “Pension Benefits” section) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the pension liability change each year.

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2018 Summary Compensation Table (continued)

(6)	Amounts reported in the “All Other Compensation” column for 2018 reflect the following:

Name	Aptiv Contributions(a)	Life Insurance(b)	Expatriate Assignment(c)	Other(d)	Total
Kevin P. Clark	$266,925	$10,385	$—	$—	$277,310
Joseph R. Massaro	62,290	2,044	—	—	64,334
Majdi B. Abulaban	96,360	4,928	631,613	34,106	767,007
David Paja	—	—	300,333	7,440	307,773
David M. Sherbin	92,419	4,347	—	—	96,766

(a)

For NEOs other than Mr. Paja, this column reflects Aptiv’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Aptiv provides a contribution of 4% of base salary and annual incentive award payment. We also provide a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in the “Non-Qualified Deferred Compensation” section.

(b)	This column reflects the dollar value of the insurance premiums paid for each NEO for premium payments made regarding his life insurance policy.
(c)

Mr. Abulaban is on an expatriate assignment. The payment represented in this column for Mr. Abulaban includes: housing and living cost allowances of $126,709 and tax equalization payments totaling $504,904 to tax authorities in the United States, Germany and China on Mr. Abulaban’s behalf, in connection with his expatriate assignment. Mr. Paja receives certain expatriate benefits. The payment represented in this column for Mr. Paja includes: housing and Company-provided automobile of $80,825, education of $64,042 and tax equalization payments totaling $155,466 to tax authorities in Germany on Mr. Paja’s behalf, in connection with his expatriate benefits.

(d)	For Mr. Abulaban, this amount represents relocation expenses of $34,106; for Mr. Paja, this amount represents relocation expenses of $7,440.

34    APTIV PLC

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2018 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Clark		$1,050,000	$2,100,000	$4,200,000
	2/28/2018							26,958		$2,462,074
	2/28/2018				40,436	80,871	161,742			8,181,719
Joseph R. Massaro		420,250	840,500	1,681,000
	2/28/2018							6,740		615,564
	2/28/2018							4,314	(4)	393,998
	2/28/2018				10,109	20,218	40,436			2,045,455
Majdi B. Abulaban		284,750	569,500	1,139,000
	2/28/2018							5,122		467,792
	2/28/2018				7,683	15,366	30,732			1,554,578
David Paja		258,273	516,545	1,033,090
	2/28/2018							4,044		369,339

	2/28/2018				6,066	12,131	24,262			1,227,293
David M. Sherbin		267,750	535,500	1,071,000
	2/28/2018							3,909		357,009
	2/28/2018							2,157	(4)	196,999
	2/28/2018				5,864	11,727	23,454			1,186,421

(1)

These columns show the threshold, target and maximum awards payable to our NEOs under the 2018 Annual Incentive Plan. The final award is determined by both Corporate and Segment performance, as well as individual performance achievements and achievement against the SRM, as determined by the Compensation Committee.

(2)

These columns show the threshold, target and maximum number of RSUs possible under the performance-based RSUs granted in 2018 pursuant to our Long-Term Incentive Plan. The actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2018 through December 31, 2020.

(3)

This column shows the number of time-based RSUs granted to our NEOs in 2018 pursuant to our Long-Term Incentive Plan excluding dividend equivalents. These time-based RSUs generally vest ratably over three years on the first, second and third anniversary dates of the date of grant.

(4)

These awards represent grants of time-based RSUs, excluding dividend equivalents, granted to Mr. Massaro and Mr. Sherbin in 2018 in recognition of their contributions with respect to the spin-off of Delphi Technologies. These awards are pursuant to our Long-Term Incentive Plan and vest ratably over two years on the first and second anniversary dates of the date of grant.

(5)

This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the target outcome of the performance conditions, excluding the effect of estimated forfeitures. Except for the performance-based RSUs based on relative TSR (25% of the annual performance-based RSUs), the grant date value for the equity awards was determined based on the grant date closing price of our stock on the New York Stock Exchange. If the grant is issued on a non-trading day, the grant date closing price was deemed to be the closing price of our stock on the last preceding date on which any reported sale occurred. The closing price of Aptiv shares on February 28, 2018 was $91.33. The grant date fair value for the relative TSR performance-based RSUs was determined using a Monte Carlo simulation and was based on a price of $130.69 per share.

Our NEOs are (or were) parties to offer letters or employment agreements with Aptiv that generally describe the compensation and benefits initially provided to them upon employment. For more information about these arrangements, refer to “Potential Payments Upon Termination or Change in Control”. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, refer to “Compensation Discussion and Analysis — Target Annual Total Direct Compensation Mix”.

APTIV PLC    35

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each Aptiv NEO’s outstanding long-term incentive awards as of December 31, 2018. The market values are calculated using a share price of $61.57, the December 31, 2018 closing price of our stock. The performance-based RSUs granted in 2017 and 2018, labeled with performance periods 1/1/2017-12/31/2019 and 1/1/2018-12/31/2020, are presented at the maximum level of performance. The amounts of time-based and performance-based RSUs granted prior to 2018 and reflected in this table reflect adjustments to those awards in connection with the spin-off of Delphi Technologies PLC, as further described under “Compensation Discussion and Analysis — 2016-2018 Performance-Based RSUs”.

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin P. Clark	2/28/2016	10,612	653,381
	2/28/2017	24,900	1,533,093
	2/28/2018	27,166	1,672,611
	1/1/2017-12/31/2019			224,092	$13,797,344
	1/1/2018-12/31/2020			162,986	10,035,048
Joseph R. Massaro	2/28/2016	1,819	111,996
	2/28/2017	4,983	306,803
	2/28/2018	6,792	418,183
	2/28/2018	4,348	267,706
	1/1/2017-12/31/2019			44,818	2,759,444
	1/1/2018-12/31/2020			40,748	2,508,854
Majdi B. Abulaban	2/28/2016	2,207	135,885
	2/28/2017	4,983	306,803
	2/28/2018	5,162	317,824
	1/1/2017-12/31/2019			44,818	2,759,444
	1/1/2018-12/31/2020			30,970	1,906,823
David Paja	2/28/2017	20,058	1,234,971
	2/28/2017	3,671	226,023
	2/28/2018	4,076	250,959
	1/1/2017-12/31/2019			33,026	2,033,411
	1/1/2018-12/31/2020			24,450	1,505,387
David M. Sherbin	2/28/2016	1,425	87,737
	2/28/2017	3,671	226,023
	2/28/2018	3,940	242,586
	2/28/2018	2,174	133,853
	1/1/2017-12/31/2019			33,026	2,033,411
	1/1/2018-12/31/2020			23,636	1,455,269

(1)

To better understand the information in this table we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards. All shares include dividend equivalents.

(2)	This column shows the unvested time-based RSU awards as of December 31, 2018, which RSUs generally vest ratably on each of the first, second and third anniversaries of the grant date.
(3)	The amount shown represents the market value of awards using a per share price of $61.57, the closing price of our stock on December 31, 2018.
(4)	RSUs represent maximum performance levels.
(5)

Of the awards reflected in this column, the 2017-2019 performance-based RSUs will be settled in early 2020 after the results for the three-year performance period are determined and the 2018-2020 performance-based RSUs will be settled in early 2021 after the results for the three-year performance period are determined.

36    APTIV PLC

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2018 for our NEOs. The value realized on vesting is based on the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kevin P. Clark	157,329	$10,739,221
Joseph R. Massaro	26,746	1,820,602
Majdi B. Abulaban(2)	138,873	8,757,989
David Paja	11,711	1,087,640
David M. Sherbin	21,398	1,467,463

(1)

The shares and values listed in these columns include time-based RSUs that vested on February 16, 2018 and February 28, 2018 and performance-based RSUs that were earned as of December 31, 2018, and settled on February 28, 2019.

(2)

For Mr. Abulaban, also includes time-based “continuity” RSUs that vested on December 31, 2018 and performance-based “continuity” RSUs that were earned as of December 31, 2018 and settled on February 28, 2019.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PENSION BENEFITS

Certain executives, including Messrs. Abulaban and Sherbin, are eligible to receive benefits under the SERP.

The SERP is a supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives must meet both of the following requirements:

•	The executive was appointed to an executive position at the former Delphi Corporation, as of September 30, 2008; and
•	The executive was employed by Aptiv on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Aptiv until the earlier of separation, death or disability; and
•	At the time of termination of employment, death or disability, the executive must have at least 10 years of service and be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies, in which event the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

Service is credited as of December 31, 2006. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2018 Pension Benefits table is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the former Delphi Corporation’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until age 62.

The present value figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2018 Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kevin P. Clark	—	—	$—	—
Joseph R. Massaro	—	—	—	—
Majdi B. Abulaban	SERP	21.6	219,899	—
David Paja	—	—	—	—
David M. Sherbin	SERP	1.3	33,257	—

(1)	Messrs. Clark, Massaro and Paja joined Aptiv after the SERP was closed and frozen, and are therefore ineligible for benefits under the program.
(2)

Number of years of credited service is as of December 31, 2006 and includes service with the former Delphi Corporation. Each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

38    APTIV PLC

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Aptiv contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2018, including the NEOs other than Mr. Paja, were permitted to defer additional income above $275,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2018, into a SRESP deferral account. They also received the following benefits:

•	All SRESP-eligible employees receive an Aptiv contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP; and
•	Eligible employees who made deferral contributions under the SRESP received an additional Aptiv matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Aptiv of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2018 plan, deferral elections were required to be made by December 2017. During this process, eligible employees were allowed to make deferral elections related to their 2018 base salary and any annual incentive award based on 2018 performance that would be scheduled to be paid in 2019 (but no later than March 15, 2019).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Aptiv contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Aptiv in 2018, as well as the aggregate balances of these accounts at the end of 2018.

2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FYE ($)

Kevin P. Clark	$229,880	$246,300	$(120,722)	$ —	$1,759,933

Joseph R. Massaro	—	51,290	(14,708)	—	161,569

Majdi B. Abulaban	71,969	77,110	(15,572)	265,652	199,953

David Paja	—	—	—	—	—

David M. Sherbin	76,580	71,793	(20,645)	52,088	251,029

(1)

All of our NEOs, except Mr. Paja who is not an eligible SRESP participant, and Mr. Massaro, elected to defer a portion of their salary and annual incentive awards as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the “2018 Summary Compensation Table”.

(2)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, are disclosed in the “All Other Compensation” column in the “2018 Summary Compensation Table”.
(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2018 Summary Compensation Table”.
(4)	The withdrawals of our NEOs were made in accordance with the deferral election process described in this section.

APTIV PLC    39

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

We have offer letters in place with all Aptiv NEOs. These offer letters describe our standard terms and conditions of employment and compensation and benefits provided to the individual. Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual incentive at target in the event he is terminated by the Company without cause.

Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•	A change in ownership or control of Aptiv resulting in any person or group other than Aptiv or a Aptiv employee benefit plan acquiring securities of Aptiv possessing more than 50% of the total combined voting power of Aptiv’s equity securities outstanding after such acquisition;
•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Aptiv, in one or a series of related transactions, to any person or group other than Aptiv.

If involuntarily terminated without “Cause” as defined below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a voluntary resignation from Aptiv (other than for good reason), including retirement, except as described below for Mr. Clark, any time-based RSUs that have not vested will be canceled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined based on actual performance at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement and good reason provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Aptiv or on the business or reputation of Aptiv;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;
•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Aptiv;
•	Willful violation of Aptiv’s Code of Ethical Business Conduct or other material policies;
•	Willful neglect in the performance of duties for Aptiv, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment agreement.

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Aptiv of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and
•	After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Aptiv or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Aptiv without cause, or by the NEO for good reason, or due to death or disability.

Change in Control Plan

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termination without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pur-

suant to the Change in Control Plan, an NEO who incurs a qualifying separation would be entitled to receive generally a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

Severance Plan

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive generally severance payments equal in the aggregate to a multiple of annual base salary (1.5X for officers with at least two years of service, and 1X for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides to eligible U.S. employees a COBRA subsidy for a period of up to 18 months following a qualifying separation.

APTIV PLC    41

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon Termination or Change in Control

		Termination Scenario
Name	Component	Voluntary Resignation / Retirement (If Eligible)(5)(6)	Involuntary (Not For Cause) or For Good Reason	Involuntary (For Cause)	Change in Control and Termination	Death/Disability
Kevin P. Clark	Cash Severance(1)	$—	$5,250,000	$—	$10,500,000	$—
	Annual Incentive Plan(2)	1,827,000	1,827,000	—	1,827,000	1,827,000
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	1,183,314	—	3,859,084	1,183,314
	Long-Term Incentives — Performance- Based Restricted Stock Units(3)(4)	5,879,750	10,343,637	—	17,795,947	10,343,637
	Benefits Continuation	—	—	—	61,165	—
	Total	7,706,750	18,603,951	—	34,043,196	13,353,951
Joseph R. Massaro	Cash Severance(1)	—	2,521,500	—	3,362,000	—
	Annual Incentive Plan(2)	797,260	797,260	—	797,260	797,260
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	221,221	—	1,104,689	221,221
	Long-Term Incentives — Performance- Based Restricted Stock Units(3)(4)	1,007,408	1,900,174	—	3,641,558	1,900,174
	Benefits Continuation	—	—	—	23,498	—
	Total	1,804,668	5,440,155	—	8,929,005	2,918,655
Majdi B. Abulaban	Cash Severance(1)	—	1,859,250	—	2,479,000	—
	Annual Incentive Plan(2)	541,025	541,025	—	541,025	541,025
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	2,997,043	—	3,516,386	2,997,043
	Long-Term Incentives — Performance- Based Restricted Stock Units(3)(4)	4,871,049	4,871,049	—	6,311,418	4,871,049
	Benefits Continuation	—	—	—	10,348	—
	Total	5,412,074	10,268,367	—	12,858,177	8,409,117
David Paja	Cash Severance(1)	—	607,700	—	2,248,490	—
	Annual Incentive Plan(2)	488,171	488,171	—	488,171	488,171
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	608,804	—	1,711,954	608,804
	Long-Term Incentives — Performance- Based Restricted Stock Units(3)(4)	—	657,876	—	1,769,399	657,876
	Benefits Continuation	—	—	—	—	—
	Total	488,171	2,362,551	—	6,218,014	1,754,851
David M. Sherbin	Cash Severance(1)	—	1,695,750	—	2,261,000	—
	Annual Incentive Plan(2)	465,885	465,885	—	465,885	465,885
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	167,347	—	690,200	167,347
	Long-Term Incentives — Performance- Based Restricted Stock Units(3)(4)	1,446,957	1,446,957	—	2,533,421	1,446,957
	Benefits Continuation	—	—	—	40,777	—
	Total	1,912,842	3,775,939	—	5,991,282	2,080,189

(1)

In the case of an involuntary not for cause termination or a termination for good reason, Messrs. Clark, Massaro, Abulaban and Sherbin are eligible to receive severance payments equal to 18 months of base salary, plus 1.5 times the value of the annual incentive plan target award. Mr. Paja is eligible to a severance payment equal to 1 times base salary. In the case of a qualifying Change in Control termination, Mr. Clark is eligible to receive a severance payment equal 3 times base salary, plus 3 times the value of the annual incentive plan target award. In the case of a qualifying Change in Control termination, Messrs. Massaro, Abulaban, Paja and Sherbin are eligible to receive a severance payment equal 2 times base salary, plus 2 times the value of the annual incentive plan target award.

(2)

In all scenarios except a voluntary termination or an involuntary termination for cause, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to performance assessment and will be paid after the conclusion of the performance period.

(3)	The value shown is based on the market value of the award using a per-share price of $61.57, the closing price of our stock on December 31, 2018.
(4)

In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.

(5)	In the event of a voluntary termination on December 31, 2018, each NEO would receive the value of their 2016 performance-based RSUs.
(6)	As of December 31, 2018, Mr. Abulaban and Mr. Sherbin are the only NEOs eligible to retire.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2018 would be made within 60 days after July 1, 2019. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

CEO Pay Ratio

Aptiv is a global company employing approximately 143,000 employees in 44 countries, as of December 31, 2018. We refer to the employee who received the median of the annual cash compensation of all of our employees (other than Mr. Clark), as the “Median Employee.” The Median Employee was identified by using a consistently applied compensation measure of cash compensation, as further described below, for the period beginning on January 1, 2018, and ending on December 31, 2018. All full-time, part-time, and temporary employees of Aptiv and its consolidated subsidiaries as of October 31, 2018, were included. The employees considered did not include any independent contractors or “leased” workers. The compensation for any employee who was hired after January 1, 2018 (other than temporary employees) was annualized for 2018. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

The cash compensation used in the analysis consisted of base salary or regular wages, premium pay (including but not limited to overtime, holiday pay, and shift differential), and incentive pay. This definition of cash compensation was chosen because we believe it is a compensation measure that provides an accurate depiction of total earnings, and can be applied consistently across the globe.

After identifying the Median Employee using the methodology described above, we calculated annual total compensation for the Median Employee using the same methodology as compensation reported in the 2018 Summary Compensation Table for the CEO. The Median Employee’s annual total compensation is $5,414. When compared to our CEO’s annual total compensation of $14,123,103, the ratio of the total annual compensation of our CEO to the total annual compensation of our Median Employee was approximately 2,609:1.

APTIV PLC    43

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Messrs. Zimmerman (Chairman) and Dellaquila, and Ms. Cooper and Ms. Pinczuk. All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Messrs. Zimmerman and Dellaquila and Ms. Cooper qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Aptiv’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Aptiv’s internal controls and the financial reporting process. Aptiv’s independent registered public accounting firm is responsible for performing an audit of Aptiv’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Aptiv’s audited financial statements for the fiscal year ended December 31, 2018 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Aptiv’s consolidated financial statements for fiscal year 2018 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and EY included the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Aptiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2018 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chairman

Nancy E. Cooper

Frank J. Dellaquila

Ana G. Pinczuk

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Aptiv’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services and all permitted non-audit services (including fees and terms thereof), except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. These services may include audit services, audit-related services, tax services and other services. For each proposed service, the Audit Committee reviews a description of the service and sufficient information to confirm the determination that the provision of such service will not impair the independent registered public accounting firm’s independence. The Chairman of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal years 2018 and 2017, EY provided various audit, audit-related, tax and other services to Aptiv. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by EY in 2018 and 2017. The following table presents fees for professional services charged by EY by type and amount for fiscal years 2018 and 2017:

($ in thousands)	2018	2017
Audit fees(1)	$11,900	$14,000

Audit-related fees(2)	1,100	4,700
Total audit and audit related fees	13,000	18,700

Tax fees(3)	2,100	4,100

All other fees(4)	100	100
Total fees	$15,200	$22,900

(1)

Audit Fees — Audit fees billed or to be billed are related to EY’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audit services, audit services performed in connection with registration statements and issuance of comfort letters and consents.

(2)

Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures, carve-out audits associated with divestitures and spin-off transactions, and other attest services.

(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.
(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

APTIV PLC    45

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

APPOINTMENT OF AND PAYMENT TO AUDITORS

(Resolution 12)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2020. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2019.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 13)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Aptiv and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 13, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

46    APTIV PLC

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, we know to be the beneficial owners of more than five percent (5%) of Aptiv ordinary shares (based on 259,991,022 ordinary shares outstanding at December 31, 2018), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	40,382,566	15.3%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	23,371,928	8.87%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	16,595,341	6.3%

(1)	Represents ordinary shares beneficially owned by T. Rowe Price Associates, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2019.
(2)	Represents ordinary shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2019.
(3)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on February 4, 2019.

APTIV PLC    47

2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 28, 2019 concerning beneficial ownership of Aptiv ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2019. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and dispositive power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kevin P. Clark(1)	551,350	*

Joseph R. Massaro(1)	33,064	*

Majdi B. Abulaban(1)	125,580	*

Nancy E. Cooper	1,838	*

Frank J. Dellaquila(2)	4,837	*

Nicholas M. Donofrio(2)	121,805	*

Mark P. Frissora(2)	5,880	*

Rajiv L. Gupta(2)	32,589	*

Sean O. Mahoney(2)	12,729	*

David Paja(1)	6,962	*

Robert K. Ortberg(2)	1,096	*

Colin J. Parris(2)	2,587	*

Ana G. Pinczuk(2)	6,143	*

David M. Sherbin(1)	58,431	*

Thomas W. Sidlik(2)	12,416	*

Lawrence A. Zimmerman(2)	18,065	*

Officers and directors as a group (19 persons)	1,023,789	*

*	Less than 1%.
(1)

Each of our executive officers employed by Aptiv at the time of grant, including named executive officers, received RSUs in 2017, 2018 and 2019 that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These unvested RSUs are not included in the table above because such shares are not issuable within 60 days.

(2)

Each of the non-employee directors received RSUs as set forth below that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These RSUs vest in full on April 24, 2019 and are included in the “Security Ownership of Management” table. In addition, each RSU granted has a dividend equivalent attached to it, which will convert to shares upon the vesting of the underlying RSU on April 24, 2019. Such dividend equivalents are included in the table.

Name of Beneficial Owner	Number of RSUs
Nancy E. Cooper	1,838

Frank J. Dellaquila	1,838

Nicholas M. Donofrio	1,942

Mark P. Frissora	1,978

Rajiv L. Gupta	4,624

Sean O. Mahoney	1,838

Robert K. Ortberg	1,085

Colin J. Parris	1,838

Ana G. Pinczuk	3,064

Thomas W. Sidlik	1,838

Lawrence A. Zimmerman	2,116

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for director must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

No reportable related party transactions were identified during 2018.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OTHER INFORMATION

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December  31, 2018 will be presented to the shareholders at the Annual Meeting.

Other Business

Management is not aware of any other matters to be brought before the Annual Meeting, except those set forth in this Notice of Annual Meeting of Shareholders. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Shareholder Proposals for the 2020 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 12, 2019, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of ordinary shares to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2018.

Householding

Only one copy of each of our annual report to shareholders and this Proxy Statement have been sent to multiple share-

holders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Record Date

Shareholders owning Aptiv ordinary shares at the close of business on February 28, 2019 (the record date) may vote at the 2019 Annual Meeting. On that date, 257,899,322 ordinary shares were outstanding. Each Ordinary Share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting prior to the Annual Meeting

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 3:00 a.m., Central Time, on April 23, 2019.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Other Information (continued)

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland;
•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

Quorum for the Annual Meeting

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

Voting Tabulation

To be approved, Resolutions 1 to 12 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. The vote on Resolution 13 is advisory and is not binding on our Board or the Company. Abstentions and broker non-votes are counted for the purpose of determining a quorum, but are not counted as votes cast.

Broker Non-Votes

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 12 (Appointment of and Payment to Auditors), which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you must present proof that you own Aptiv shares to be admitted.

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Aptiv’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Aptiv ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Accessing Proxy Materials on the Internet

This Proxy Statement and our 2018 Annual Report on Form 10-K are available at aptiv.com. If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Other Information (continued)

Notice and Access

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Proxy Solicitation

We will pay the cost for soliciting proxies for the Annual Meeting. Aptiv will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of $12,000, depending on the level of services actually provided. Certain Aptiv employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services.

We will also reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Corporate Governance Information

The following documents are available on our website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Governance”:

•	Memorandum and Articles of Association;
•	Corporate Governance Guidelines; and
•	Board Committee Charters.

The Code of Ethical Business Conduct is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Code of Conduct” under the heading “Governance.”

Voting Results for the Annual Meeting

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at aptiv.com.

Requests for Copies of Annual Report

Aptiv will furnish to shareholders, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 25, 2019

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/APTV

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

Adjusted Net Income and Adjusted Net Income per share:

	Year Ended December 31,
(in millions, except per share amounts)	2018	2017	2016
Net income attributable to Aptiv	$1,067	$1,355	$1,257
Income from discontinued operations attributable to Aptiv, net of tax	—	(334)	(423)
Income from continuing operations attributable to Aptiv	1,067	1,021	834
Adjusting items:
Restructuring	109	129	167
Transaction and related costs associated with acquisitions	14	8	—
Other acquisition and portfolio project costs	78	28	57
Asset impairments	34	9	1
Debt extinguishment costs	—	—	73
Reserve for Unsecured Creditors litigation	—	10	300
(Gain) loss on business divestitures, net	—	—	(141)
Contingent consideration liability fair value adjustments	23	(14)	3
Deferred compensation related to nuTonomy acquisition	57	12	—
Tax impact of U.S. tax reform enactment	29	55	—
Tax impact of adjusting items(a)	(15)	(15)	(70)
Adjusted net income attributable to Aptiv	1,396	1,243	1,224
Weighted average number of diluted shares outstanding	265.22	268.03	273.70
Diluted net income per share from continuing operations attributable to Aptiv	4.02	3.81	3.05
Adjusted net income per share	5.26	4.64	4.47

(a)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, the impact of the intra-entity transfer of intellectual property of approximately $33 million during the year ended December 31, 2018, the quarterly intra-period tax allocation impacts of approximately $27 million during the three months ended December 31, 2017 resulting from the effectiveness of the spin-off and the elimination of the net impact of deferred tax asset valuation allowance changes in estimates of $15 million of valuation allowances recorded during the three months ended December 31, 2016.

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2019 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Appendix A (continued)

Cash Flow Before Financing:

	Year Ended December 31,
(in millions)	2018	2017	2016

Cash flows from operating activities:

Income from continuing operations	$1,107	$1,063	$868

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	676	546	489

Restructuring expense, net of cash paid	(26)	2	77

Working capital	(3)	(243)	(217)

Pension contributions	(48)	(40)	(43)

Other, net	(66)	(222)	320
Net cash provided by operating activities from continuing operations	1,640	1,106	1,494

Cash flows from investing activities:

Capital expenditures	(846)	(698)	(657)

Net proceeds from divestiture of Thermal discontinued operations	—	—	48

Net proceeds from business divestitures	—	—	197

Cost of business acquisitions, net of cash acquired	(1,197)	(324)	(15)

Cost of technology investments	(16)	(50)	(3)

Settlement of derivatives	(2)	(28)	(1)

Other, net	13	7	19
Net cash used in investing activities from continuing operations	(2,048)	(1,093)	(412)

Adjustment for net proceeds from divestiture of Thermal discontinued operations	—	—	(48)

Adjustment for net proceeds from divestiture of Mechatronics business	—	—	(197)

Adjustment for the cost of business acquisitions, net of cash acquired	1,197	324	15

Adjustment for settlement of derivatives related to business acquisition	(4)	—	15
Cash flow before financing	785	337	867

A-2    APTIV PLC

001CSN39C2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 3:00 a.m., Central Time, on April 23, 2019.

Online Go to www.envisionreports.com/APTV or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals – The Board recommends a vote FOR all director nominees, and FOR Proposals 12 and 13.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Kevin P. Clark	☐	☐	☐	02 - Nancy E. Cooper	☐	☐	☐	03 - Frank J. Dellaquila	☐	☐	☐

	04 - Nicholas M. Donofrio	☐	☐	☐	05 - Mark P. Frissora	☐	☐	☐	06 - Rajiv L. Gupta	☐	☐	☐

	07 - Sean O. Mahoney	☐	☐	☐	08 - Robert K. Ortberg	☐	☐	☐	09 - Colin J. Parris	☐	☐	☐

	10 - Ana G. Pinczuk	☐	☐	☐	11 - Lawrence A. Zimmerman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
12.	Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	13.	Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

                        02ZHHB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Aptiv PLC	+

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 25, 2019

David M. Sherbin, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Aptiv PLC to be held on April 25, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 12 and 13.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐